Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
February 24, 2009	Swank, Inc.
Taunton, MA 02708
(508) 822-2527

SWANK, INC. REPORTS NET SALES AND NET INCOME

FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2008

NEW YORK, NEW YORK February 24, 2009 -- John Tulin, Chairman of the Board and Chief Executive Officer of SWANK, INC. (OTC: SNKI), today reported net sales and net income for the Company’s fourth quarter and 12 months ended December 31, 2008.

Fourth Quarter Results

Net income for the quarter ended December 31, 2008 was $2,576,000 or $.44 per diluted share compared to $3,453,000 or $.57 per diluted share for the corresponding period in 2007. Net income for the quarter included pretax income of $2,000,000 associated with the settlement of a coverage dispute with one of the Company’s insurance companies. Income before taxes exclusive of the insurance settlement was $2,245,000 compared to $5,827,000 for the fourth quarter of 2007.

Net sales for the quarter ended December 31, 2008 decreased 19.2% to $34,809,000 compared to $43,094,000 for the corresponding period in 2007. The difficult economic climate continued to affect retailers during the quarter resulting in one of the most disappointing holiday shopping seasons in recent memory. The decrease in retail sales made for a particularly difficult season for a number of our department and chain store customers that led to a reduction in our wholesale shipments to them. Shipments of our belt and personal leather accessories fell 22.4% and 18.5%, respectively, during the quarter mainly due to declines in certain branded merchandise programs. In addition to the difficult economic conditions, comparisons to last quarter were adversely affected by the launch of certain new merchandise programs during 2007’s fourth quarter.

Gross profit dollars for the quarter ended December 31, 2008 declined 30.1% to $10,914,000 while gross profit as a percentage of net sales was 31.4% compared to last year’s 36.2%. The decrease in gross profit in both dollars and as a percentage of net sales was primarily due to lower net sales and an increase in certain inventory control costs, mainly merchandise markdowns.

Selling and administrative expenses for the quarter decreased $881,000, or 9.5% compared to last year’s fourth quarter, but, as a percentage of net sales, increased to 24.2% from 21.6%.

Selling expenses decreased by $773,000, or 10.2%, during the quarter primarily due to a reduction in variable sales-related costs, including compensation and benefits, discretionary travel and entertainment, warehouse and distribution costs, and advertising and image fund contributions based on net sales pursuant to our various license agreements. Those decreases were partially offset by higher compensation costs associated with the addition of staff to strengthen our product development and sourcing functions, increased travel expenses, and certain national advertising.

Administrative expenses decreased $108,000 or 6.3%, during the quarter compared to the same time last year. The decrease was mainly due to a decrease in environmental costs offset in part by increases in bad debt expenses.

SWANK, INC., FEBRUARY 24, 2009, PAGE 2

Annual Results

Net income for the 12 months ended December 31, 2008 was $2,090,000, or $0.35 per diluted share, compared to net income for the corresponding period last year of $4,947,000, or $0.81 per diluted share. As discussed above, net income for the quarter and year ended December 31, 2008 included pretax income of $2,000,000 associated with the settlement of a coverage dispute with one of the Company’s insurers. Income before taxes for the 12 months ended December 31, 2008 exclusive of the insurance settlement was $1,466,000 compared to $8,529,000 in 2007.

Net sales for the year decreased 11.4% to $113,967,000 compared to $128,615,000 last year. The decrease was due to lower gross shipments of our jewelry, belt and personal leather goods merchandise as well as an increase in in-store markdowns and other promotional expenses. Shipments for our Tumi accessories collection increased 13.6% compared to the prior year mainly due to spring shipments of this merchandise which was first shipped to retailers during the third quarter of 2007. Although the difficult environment led to lower shipments for a number of our merchandise collections in selected retail channels, certain private label programs continued to perform well. Net sales in 2008 were impacted by a very challenging retail environment especially during the second half of the year, that led to an increase in promotional activity as retailers sought to maintain sales volume as overall consumer spending declined. We increased our promotional spending as well as we attempted to preserve, and in some cases, take advantage of opportunities to increase our market share.

Gross profit for the 12 months ended December 31, 2008 was $35,835,000, down 16.3% from last year’s $42,816,000. Gross profit as a percentage of net sales declined to 31.4% compared to 33.3% for the year-ago period. The decreases in gross profit and gross profit as a percentage of net sales were the result of lower net sales during 2008 and higher inventory control costs, mainly merchandise markdowns, offset, in part, by a reduction in product cost, particularly for our belt merchandise, attributable to efficiencies in our global supply chain.

Selling and administrative expenses for the 12 months ended December 31, 2008 were $33,502,000, reflecting an increase of $864,000, or 2.6%, and as a percentage of net sales, increased to 29.4% compared to 25.4% in 2007.

Selling expenses of $25,234,000 were approximately even with last year but as a percentage of net sales, increased to 22.1% compared to 19.6% last year. The increase as a percentage of net sales was due to lower net sales. Increases in certain expenses associated with the strengthening of our sourcing and production organization were largely offset by decreases in variable-sales related costs, including sales compensation and distribution costs. Expenditures for advertising and promotion, including cooperative advertising (which is accounted for as a reduction to net sales), totaled $4,081,000 or 3.6% of net sales in 2008 compared to $3,877,000, or 3.1% last year. We routinely make expenditures for advertising and promotion as necessary to maintain and enhance our business and to support our various branded businesses consistent with the requirements of our license agreements.

Administrative expenses during 2008 increased $890,000 or 12.1% compared to the prior year. The increase was primarily due to higher bad debt expense recorded during the second quarter of 2008 in connection with the bankruptcy filings of two of our department store customers.

Annual Return Adjustments

Included in net sales for the 12 months ended December 31, 2008 and 2007, are annual second quarter adjustments to record the variance between customer returns of prior year’s shipments actually received in the current year and the allowance for customer returns which was established at the end of the preceding fiscal year. This adjustment increased net sales by $872,000 for the 12-month period ended

SWANK, INC., FEBRUARY 24, 2009, PAGE 3

December 31, 2008, compared to an increase of $637,000 for the corresponding period last year. The favorable adjustments result from actual returns experience during both the spring 2008 and spring 2007 seasons being better than anticipated compared to the reserves established at December 31, 2007 and December 31, 2006. The reserves at December 31, 2007 and 2006 were established in consideration of shipments made during the fall 2007 and 2006 seasons, respectively, generally associated with the holiday selling seasons. During the spring 2008 and 2007 seasons, customer returns of all men’s merchandise were lower than expected. During the past few seasons, the Company has reduced its level of customer returns by assisting retailers in promoting excess and discontinued merchandise following the holiday season to accelerate retail sales of these goods.

Included in gross profit for the 12 months ended December 31, 2008 and 2007, are annual second quarter adjustments to record the variance between customer returns of prior year shipments actually received in the current year and the allowance for customer returns which was established at the end of the preceding fiscal year. The adjustment to net sales described above resulted in a favorable adjustment to gross profit of $682,000 and $783,000 for the 12-month periods ended December 31, 2008 and 2007, respectively. As previously discussed, customer returns were lower than anticipated during both the spring 2008 and spring 2007 seasons due mainly to our efforts to more aggressively promote excess and discontinued merchandise to stimulate retail sales and minimize returns.

Commenting on the results, John Tulin, Chairman of the Board and Chief Executive Officer, said “This past holiday season was one of the most difficult in recent memory. While we are disappointed that earnings were lower than last year, we are pleased with our performance in light of the very challenging conditions that have affected our industry over the past several months. Although our net sales decreased during 2008, we made great progress in further solidifying our market share with a number of our retail partners and look forward to working closely with them in 2009 as together we develop merchandise concepts and sales strategies to weather the current economic downturn.”

Mr. Tulin continued, “These difficult times demand that we remain even more vigilant about managing costs, inventories, and cash flow, which will be our primary focus this year. However, at the same time, we must also be prepared to take advantage of new business and licensing opportunities as they arise to enhance our market share and position ourselves for further success when business conditions improve.”

Forward-Looking Statements

Certain of the preceding paragraphs contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company’s actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

* * * * *

Swank designs and markets men’s jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names “Kenneth Cole”, “Tommy Hilfiger”, “Nautica”, “Geoffrey Beene”, “Claiborne”, “Guess?”, “Tumi”, “Chaps”, “Donald Trump”, “Ted Baker”, “Pierre Cardin”, “US Polo Association”, and “Swank”. Swank also distributes men’s jewelry and leather items to retailers under private labels.

* * * * *

SWANK, INC., FEBRUARY 24, 2009, PAGE 4

SWANK, INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE QUARTERS ENDED DECEMBER 31, 2008 AND 2007

(Dollars in thousands except share and per share data)

---------------------------------

	2008	2007

Net sales	$ 34,809	$ 43,094

Cost of goods sold	23,895	27,483

Gross profit	10,914	15,611

Selling and administrative expenses	8,431	9,312

Other (income) – insurance settlement	(2,000)	-

Income from operations	4,483	6,299

Interest expense	238	472

Income before income taxes	4,245	5,827

Income tax provision	1,669	2,374

Net income	$ 2,576	$ 3,453

Share and per share information:
Basic net income per weighted average common share outstanding	$ .44	$ .57
Basic weighted average common shares outstanding	5,831,558	6,057,068
Diluted net income per weighted average common share outstanding	$ .44	$ .57
Diluted weighted average common shares outstanding	5,831,709	6,058,290

SWANK, INC., FEBRUARY 24, 2009, PAGE 5

SWANK, INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE 12 MONTHS ENDED DECEMBER 31, 2008 AND 2007

(Dollars in thousands except share and per share data)

---------------------------------

	2008	2007

Net sales	$ 113,967	$ 128,615

Cost of goods sold	78,132	85,799

Gross profit	35,835	42,816

Selling and administrative expenses	33,502	32,638

Other (income) – insurance settlement	(2,000)	-

Income from operations	4,333	10,178

Interest expense	867	1,649

Income before income taxes	3,466	8,529

Income tax provision	1,376	3,582

Net income	$ 2,090	$ 4,947

Share and per share information:
Basic net income per weighted average common share outstanding	$ .35	$ .81
Basic weighted average common shares outstanding	5,961,066	6,070,708
Diluted net income per weighted average common share outstanding	$ .35	$ .81
Diluted weighted average common shares outstanding	5,961,921	6,072,073

SWANK, INC., FEBRUARY 24, 2009, PAGE 6

SWANK, INC.

CONDENSED BALANCE SHEETS

(Dollars in thousands except share data)

	(Unaudited) December 31, 2008		December 31, 2007
ASSETS
Current:
Cash and cash equivalents		$ 343		$ 2,339
Accounts receivable, less allowances
of $5,419 and $5,052 respectively		13,502		18,327
Inventories, net:
Work in process	1,174		1,054
Finished goods	25,113		25,611
		26,287		26,665
Deferred taxes, current		1,874		2,929
Prepaid and other current assets		2,966		1,075

Total current assets		44,972		51,335

Property, plant and equipment, net of
accumulated depreciation		1,162		1,117
Deferred taxes, noncurrent		2,242		2,106
Other assets		3,638		3,601

Total assets		$ 52,014		$ 58,159

LIABILITIES
Current:
Note payable to bank		$ 10,005		$ 13,199
Current portion of long-term obligations		891		632
Accounts payable		4,222		7,057
Accrued employee compensation		1,126		1,752
Other current liabilities		2,047		2,917

Total current liabilities		18,291		25,557

Long-term obligations		6,048		6,321

Total liabilities		24,339		31,878

STOCKHOLDERS’ EQUITY
Preferred stock, par value $1.00:
Authorized - 1,000,000 shares		-		-
Common stock, par value $.10:
Authorized - 43,000,000 shares:
Issued -- 6,385,379 shares		639		639
Capital in excess of par value		2,037		1,826
Retained earnings		27,478		25,386
Accumulated other comprehensive (loss), net of tax		(378)		(469)
Treasury stock, at cost, 736,999 shares		(2,101)		(1,101)

Total stockholders’ equity		27,675		26,281

Total liabilities and stockholders’ equity		$ 52,014		$ 58,159